EXHIBIT 10.102

STAR SCIENTIFIC, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of February 26, 2008 (the “Effective Date”), by and between STAR SCIENTIFIC, INC., a Delaware corporation (the “Company”), and Curtis Wright, MD, MPH (“Executive”).

RECITALS

A. The Company, through its subsidiary STAR PHARMA, INC., (“STAR PHARMA”) is engaged in the research and development of a range of less toxic and reduced-risk, low-TSNA tobacco-based pharmaceutical products for smoking or smokeless tobacco therapy and/or cessation, and potentially for the treatment of a range of neurological diseases including Alzheimer’s disease, Parkinson’s disease, Schizophrenia, and Depression.

B. Executive has been recruited to assume the position of Senior Vice President, Medical/Clinical Director of STAR PHARMA and the Company wishes to have the benefit of the Executive’s professional skills and services, as an employee of STAR SCIENTIFIC, INC., with the understanding that Executive will be providing services exclusively for STAR PHARMA.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Employment and Duties.

(a) Position. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, as the Senior Vice President, Medical/Clinical Director of its wholly-owned subsidiary, STAR PHARMA.

(b) Duties. Executive agrees to devote his best efforts to perform all duties assigned to him by the CEO of STAR PHARMA, including specifically responsibility for coordinating all aspects of STAR PHARMA’s efforts relating to the development of a range of products utilizing a tobacco-based component and/or other appropriate component intended for smoking or smokeless tobacco therapy and/or cessation and for the treatment or therapy of a range of neurological diseases, including but not limited to, Alzheimer’s disease, Parkinson’s disease, Schizophrenia, and Depression, and such other duties as may be assigned to Executive from time to time (“Duties”), in a trustworthy, professional, business-like and loyal manner, including more specifically those duties set forth in Appendix “A”.

(c) Reporting. Executive shall report to the CEO of STAR PHARMA relating to STAR PHARMA’S new product development efforts and any other business matters assigned to Executive.

(d) Place of Employment. Executive shall perform his services from an office that the Company will establish in or near Rockport or Gloucester, Massachusetts, consisting of sufficient space for Executive, a researcher, and an assistant (approximately 2,500 square feet) (the “Massachusetts Office”). The Massachusetts Office shall be the primary office from which Executive shall perform his services hereunder, with the further understanding that this position will entail travel to, and attending meetings at, the Company’s other offices and manufacturing facilities, not to exceed a maximum of twenty (20) days travel per quarter.

(e) Change of Duties. Subject to the provisions of Section 4(g) herein, the Duties of the Employee may be modified from time to time by mutual written consent of the Company and the Employee without resulting in a rescission of this Agreement. The mutual written consent of the Company and the Employee shall constitute execution of that modification. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as so modified.

(f) Devotion of Time to Company’s Business. During the Term of this Agreement (as such term is defined in Section 1(g) hereof and except for the Transition Period as set forth in Section 2(b)), Executive agrees (i) to devote the primary portion of his productive time, ability and attention to the business of the Company during normal working hours, and (ii) not to acquire, hold or retain, whether directly or indirectly, more than a two percent (2%) interest in any business competing with or similar in nature to the business of the Company or any of its Affiliates (as such term is defined below). For purposes of this Agreement, “Affiliates” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under the common control of, the Company.

(g) Term. Unless sooner terminated as provided in Section 4 hereof, the term of this Agreement shall be deemed to have commenced on March 17, 2008 and shall continue for a term of three years through March 17, 2011 (the “Initial Term”), and shall be renewable for successive twelve (12) month terms (each, a “Renewal Term”) at the option of the Company. Notice of renewal, if applicable, shall be given to Executive in writing at least thirty (30) days prior to the end of the Initial Term or the applicable Renewal Term, as the case may be. The Initial Term, together with any Renewal Terms shall be referred to in this Agreement as the “Term of this Agreement.” If the Company does not provide notice of its intent to renew the Term of this Agreement in accordance with this paragraph, the Agreement shall continue on a month-to-month basis until either party notifies the other of the intent not to continue the Agreement on a month-to-month basis. Notice of intent not to continue the Agreement on a month-to-month basis shall be effective if provided by the Company to Executive at least fifteen (15) days prior to the completion of the then-current monthly term. Executive shall use his best efforts to provide the same advance notice, but his failure to do so shall not in any way be deemed a breach of the terms of this Agreement, and his notice of intent not to continue the Agreement on a month-to-month basis shall be effective as and when stated therein. Should the Company accept Executive’s notice of termination of the Agreement on a month-to-month basis prior to the effective date set forth by Executive in such notice of termination, the Company shall continue to pay Executive’s Base Salary through the date of termination specified by Executive in such notice of termination.

(h) Observance of Company Rules, Regulations and Policies. Executive shall duly, punctually and faithfully perform and observe any and all rules, regulations and policies which the Company or which STAR PHARMA may now have or hereafter establish governing the conduct of its business or its employees to the extent such rules, regulations and policies are not in conflict with this Agreement. Executive shall promptly provide written notice to the Board of Directors of the Company and STAR PHARMA of any such apparent conflict of which Executive becomes aware.

2. Compensation.

(a) Base Salary. During the Term of this Agreement, the Company shall pay to Executive a base salary of three hundred thousand dollars per year ($300,000) in increments of approximately twenty five thousand dollars ($25,000) per month (the “Base Salary”), payable on a regular basis in accordance with the Company’s standard payroll procedures.

(b) Transition Period Payments. It is the intention of the Company and Executive to negotiate an arrangement with Executive’s prior employer under which Executive would continue to provide services to his prior employer for a period of up to four (4) months on a part-time basis that would not require Executive to spend more than one-fifth of his productive time on the business of his prior employer (the “Transition Period”). To the extent that an acceptable arrangement can be reached with Executive’s prior employer, any payments from Executive’s prior employer for Executive’s services to the prior employer during the Transition Period shall be made directly to the Company rather than to Executive, who shall have no claim thereto. It is understood that Executive shall not be entitled to any additional payments or compensation other than as set forth in this Agreement as a result of providing such services to the prior employer.

(c) Initial Bonus. Within thirty (30) days of the execution of this Agreement, the Company shall pay Executive a one-time signing bonus of one hundred thousand dollars ($100,000) (“Initial Bonus”), which shall be in addition to his Base Salary. This payment shall be paid to Executive as salary and the Company shall deduct from the payment appropriate amounts for income taxes, Social Security payments, and such other amounts required to be withheld from salary payments made by the Company to its employees.

(d) Performance Bonus. In addition to the Base Salary and Initial Bonus, the Company shall pay Executive a one-time performance bonus of one hundred thousand dollars ($100,000) (“Performance Bonus”) in the event that the United States Food and Drug Administration (“FDA”) does not impose a Clinical Hold on STAR PHARMA’s initiation of a Phase I Clinical Study of a tobacco-based drug product or any other pharmaceutical for the treatment of smoking or smokeless tobacco cessation so as to allow such study to commence within eighteen (18) months of the date of this Agreement (the “approval date”), or if such a Clinical Hold is imposed it is resolved in the allotted eighteen (18) month period such that a clinical trial is permitted to commence, provided that Executive remains employed by the Company (i) on such approval date and (ii) on the date such Performance Bonus is scheduled to be paid, as provided in this Section 2(d). If Executive is employed by the Company on the approval date, but not on the scheduled payment date, the Company shall still pay Executive the Performance Bonus on or before the scheduled payment date unless this Agreement has been terminated by the Company for Cause or by the Executive without cause, as defined in Section 4 herein, prior to the scheduled payment date. The timing of the payment shall be structured as necessary to comply with Section 409A, as described herein in Section 4(i). If FDA allows the study to proceed during the first year of this Agreement, then the Performance Bonus shall be paid to Executive on or before the first anniversary date of this Agreement. If FDA allows the study to proceed between the first anniversary of this Agreement and the completion of eighteen (18) months from the date of this Agreement, then the Performance Bonus shall be paid to Executive within thirty (30) days of the Company’s receipt of notice of the right to initiate the Phase I Clinical Study described above. The Performance Bonus shall be paid to Executive as salary and the Company shall deduct from the payment appropriate amounts for income taxes, Social Security payments, and such other amounts required to be withheld from salary payments made by the Company to its employees.

(e) Stock Option.

(i) Stock Option Grant. The parties acknowledge and agree that as additional incentive, the Compensation Committee will recommend and upon Board approval, the Company will grant to Executive a Stock Option (the “Option”) to purchase up to two-hundred thousand (200,000) shares of Common Stock of the Company at fair market value as of the date of grant, pursuant to the Company’s standard form of stock option agreement under its 1998 or 2000 Stock Option Plan (the “Plan”).

(ii) Vesting. The Option shall vest and become exercisable on the following schedule:

Number of Shares	Date Vested
100,000	On Dr. Wright’s first Day of employment with Star Pharma, Inc.
50,000	February 26, 2009
50,000	February 26, 2010

(iii) Termination. To the extent not then fully vested, the Option shall immediately terminate upon the earlier of the effective date of termination of this Agreement; (A) by the Company for Cause (as such term is defined in Section 4(c) hereof); or (B) voluntarily by Executive (as such term is defined in Section 4(f) hereof).

(iv) Other Option Terms. All other terms of the Option shall be determined in accordance with the Plan.

(f) Vacation. Executive shall be entitled to a minimum of four weeks annual vacation time with full pay or for such longer period as the Company may provide in its standard policies and practices for the Company’s other executive employees who hold a position at a level comparable to Executive’s position.

(g) Other Benefits and Bonus Opportunities. Executive shall participate in and have the benefits of all present and future vacation, holiday, paid leave, unpaid leave, life, accident, disability, dental vision and health insurance plans, pension, profit-sharing and savings plans and all other plans and benefits to the same extent such coverage is provided to the Company’s other employees. In addition, Executive shall be eligible to participate in and have the benefit of any and all other incentive plans that the Company may establish or make generally available to other executive employees who hold positions at a level comparable to Executive’s position.

(h) Withholding. The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Executive, including the Commonwealth of Massachusetts where Executive is domiciled.

3. Expense Reimbursement.

(i) General Business Expenses. The Company shall reimburse Executive for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties under this Agreement. All reimbursable expenses shall be appropriately documented and shall be in reasonable detail and in a format and manner consistent with the Company’s expense reporting policy, as well as applicable federal and state tax record keeping requirements.

4. Termination and Rights on Termination. This Agreement shall terminate upon the occurrence of any of the following events:

(a) Death. Upon the death of Executive, in which event the Company shall, within thirty (30) days of receiving notice of such death, pay Executive’s estate all salary then due and payable and all accrued vacation pay, if any, in each case payable or accrued through the date of death. Executive’s estate shall not be entitled to any severance compensation.

(b) Disability. Upon the mental or physical Disability (as such term is defined below) of Executive, in which event the Company shall, within thirty (30) days following the determination of Disability, pay Executive all salary then due and payable and all accrued vacation pay, if any, in each case payable or accrued through the date of determination of Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental condition, verified by a physician designated by the Company, which prevents Executive from carrying out one or more of the material aspects of his assigned duties for at least ninety (90) consecutive days, or for a total of ninety (90) days in any six (6) month period. Executive shall not be entitled to any severance compensation.

(c) Termination by the Company For Cause. The Company may terminate this Agreement at any time for Cause (as such term is defined below). In this event, the Company shall, within fifteen (15) days following such termination, pay Executive all salary and all accrued vacation pay, if any, then due and payable through the date of termination. Executive shall not be entitled to any severance compensation. For purposes of this Agreement, “Cause” shall mean:

(a) A material act of dishonesty in connection with Executive’s responsibilities as an employee;

(b) Executive’s commission of, or plea of nolo contendere to, a felony of a nature which in the sole opinion of the Company renders the Executive unsuitable for continued employment;

(c) Executive’s willful refusal to follow reasonable and appropriate directives of the CEO;

(d) Executive’s gross negligence or willful misconduct in the performance of his duties as an employee of the Company;

(e) Executive’s failure to perform his assigned duties to a reasonably acceptable level, if the Company has provided Executive with written notice of same and a reasonable opportunity (at least 30 days) to cure the deficiencies.

(d) Termination by the Company Without Cause. The Company may terminate this Agreement at any time, subject to the provisions of Section 1(g) herein, without cause. In this event, provided that such termination of employment constitutes a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation from Service”), the Company shall continue to pay Executive his then-current

Base Salary in effect as of the date of termination for the balance of the Term of this Agreement (the “Severance Payments”), as well as all accrued vacation time as of the date of termination. Severance Payments under this subsection shall be made at the same time and in the same manner as such salary would have been paid if Executive had remained in active employment until the end of the Term in accordance with the Company’s normal payroll practices as in effect on the date of Executive’s Separation from, provided that (i) Executive has executed a waiver and release of claims agreement in the Company’s customary form (the “Release”), which Release may be amended by the Company to reflect changes in applicable laws and regulations, and (ii) Executive has not revoked such Release within the applicable revocation period set forth in such Release.

(e) No Termination by Merger; Transfer of Assets or Dissolution. This Agreement shall not be terminated by any dissolution of the Company resulting from either merger and/or consolidation in which the Company is not the consolidated or surviving corporation or other entity or transfer of all or substantially all of the assets of the Company. In such event, the rights, benefits, and obligations herein shall automatically be deemed to be assigned to the surviving or resulting corporation or other entity or to the transferee of the assets, as the case may be, with the consent of Executive.

(f) Voluntary Termination by Executive. Executive may terminate this Agreement at any time without cause and without Good Reason by giving the Company thirty (30) days written notice. In this event, the Company shall pay Executive, in accordance with its regular payroll practices, all salary and accrued vacation time due and payable through the date of termination. Executive shall not be entitled to any severance compensation. In addition, if Executive terminates this Agreement voluntarily (i.e., except for death, disability or Good Reason, as defined in Sections 4 (a) (b) and (g) herein) during the Initial Term, he shall within thirty (30) days following the effective date of termination repay to the Company the amount of the Initial Bonus, if any, received from the Company.

(g) Termination by Executive for Good Reason. Executive may terminate this Agreement at any time for Good Reason by giving the Company thirty (30) days written notice terminating this Agreement for Good Reason (as such term is defined below), provided that such notice is delivered to the Company within sixty (60) days following the occurrence of the event constituting Good Reason. In that event, the Company shall pay Executive the Severance Payments subject to the terms and provisions of Section 4(d) hereof. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the prior written consent of Executive:

(i) A material diminution in Executive’s positions, duties, responsibilities, functions or status with the Company, or the removal of Executive from, or failure to reelect Executive to, any of such positions;

(ii) A material reduction by the Company of Executive’s Base Salary or benefits provided to Executive pursuant to Section 2(g) (other than changes generally applicable to all participants in such plans or arrangements); or

(iii) Any other material breach by the Company of this Agreement which is not cured within twenty (20) days of delivery of written notice thereof by Executive to the Company.

For purposes of clarification, and not limitation, a material breach shall include, among other things, a change in geographic location of the Massachusetts Office to a location that is more than fifteen (15) miles from Rockport or Gloucester, Massachusetts or a requirement that Executive travel more than fifteen (15) days per quarter, in violation of the provisions of Section 1(d) of this Agreement.

(h) Effect of Termination. All rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the obligations of the Company and Executive under this Section 4 and Executive’s obligations under Sections 5 and 6 hereof shall survive such termination in accordance with their respective terms.

(i) Timing of Payments. If, at the time Executive’s employment hereunder is terminated, the Company determines that Executive is a “specified employee,” as defined in Section 409A of the

Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), any and all amounts payable under this Section 4 that would constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following the effective date of termination of employment, shall instead be paid on the date that follows the effective date of termination of employment by six (6) months, as a lump-sum amount. Thereafter, any amounts still owed to Executive pursuant to this Section 4 in connection with his termination of employment shall be paid in accordance with Section 4(a) through (g), as applicable.

Additionally, in the event that the Company or Executive reasonably determines, after the Effective Date, that any amounts payable under this Section 4 may be subject to Section 409A, the Company and Executive shall work together to adopt such amendments to this Agreement, adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the payments and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A. For the avoidance of doubt, nothing in this Section 4(i) shall obligate the Company to incur any material cost or liability, including providing gross-ups for any additional taxes that Executive may incur under Section 409A with respect to amounts payable under this Section 4.

5. Restriction on Competition.

(j) Covenant Not to Compete. The parties acknowledge that the Company is placing Executive in a position of great trust, responsibility and authority by virtue of this Agreement, and as a result, that Executive will be exposed to the Company’s most sensitive commercial and proprietary information. The parties also recognize and acknowledge that by virtue of his position, Executive will come to be identified closely with the Company in the business and industries in which the Company operates. Executive further acknowledges that the Company’s interests in protecting its confidential information and its relationships are both significant and difficult to quantify economically. Therefore, Executive agrees that during the Term of this Agreement and for a period of twelve (12) months from the termination of this Agreement, Executive shall not, without the prior written consent of the Company, either directly or indirectly, for himself or on behalf of or in conjunction with any other Person (i) own, manage, operate, control, be employed by, participate in, render services to, or be associated in any manner with the ownership, management, operation or control of, any business similar to the type of business conducted by the Company or any of its Affiliates (which are described in Recitals, Section A above), including, specifically, STAR PHARMA, within any of the geographic territories in which the Company or any of its Affiliates conducts business, provided, however, that nothing contained herein shall preclude Executive from purchasing or owning less than two percent (2%) of the stock or other securities of any company with securities traded on a nationally recognized securities exchange; (ii) solicit business of the same or similar type being carried on by the Company or any of its Affiliates from any Person or entity known by Executive to be a customer of the Company or any of its Affiliates, whether or not Executive had personal contact with such Person or entity during and by reason of Executive’s employment with the Company, or (iii) solicit any employee or contractor of the Company to terminate that relationship or endeavor or attempt in any way to interfere with or induce a breach of any contractual relationship that the Company or any of its Affiliates may have with any employee, customer, contractor, supplier, representative or distributor.

(k) No Breach for Activities Deemed Not Competitive. It is further agreed that, in the event that Executive shall cease to be employed by the Company and enter into a business or pursue other activities that, at such time, are not in competition with the Company or any of its Affiliates, Executive shall not be chargeable with a violation of this Section 5 if the Company subsequently enters the same (or a similar) competitive business or activity.

(l) Severability. The parties desire the provisions of this Section 5 to be enforceable to the greatest degree possible. Therefore, the covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 5 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, such time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(m) Fair and Reasonable. Executive has carefully read and considered the provisions of this Section 5 and, having done so, agrees that the restrictive covenants in this Section 5 impose a fair and reasonable restraint on Executive, are reasonably required to protect the interests of the Company, its Affiliates and their respective officers, directors, employees and stockholders and that the provisions would not unduly restrict his ability to make an adequate living following the termination of his employment with the Company. It is further agreed that the Company and Executive intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of these covenants.

6. Confidential Information.

(n) Confidential Information. Executive hereby agrees to hold in strict confidence and not to disclose to any third party any of the confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company or any of its Affiliates (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the “Confidential Information”), to which Executive has, or is given (or has had or been given), access during the course of his employment with the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales or other valuable aspects of the business and trade of the Company or its Affiliates, including without limitation, technologies, products, processes, plans, clients, personnel, operations and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of Executive, (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed, or (c) is reasonably believed by Executive, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive; provided, however, that in the case of clause (b) or (c), Executive shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(o) Return of Company Property. In the event of termination of Executive’s employment with the Company for whatever reason or no reason, (a) Executive agrees not to copy, make known, disclose or use, any of the Confidential Information without the Company’s prior written consent, and (b) Executive or Executive’s personal representative shall return to the Company (i) all Confidential Information, (ii) all other records, designs, patents, patent applications, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials and other data or property delivered to or compiled by Executive by or on behalf of the Company or its respective representatives, vendors or customers that pertain to the business of the Company or any of its Affiliates, whether in paper, electronic or other form, and (iii) all keys, credit cards, vehicles and other property of the Company. Executive shall not retain or cause to be retained any copies of the foregoing. Executive hereby agrees that all of the foregoing shall be and remain the property of the Company and the applicable Affiliates and be subject at all times to their discretion and control.

(p) Assignment of Intellectual Property. Executive agrees that all patentable or otherwise registrable designs, ideas, processes, methods, formulas, scientific and mathematical models, reports, programs, software, systems, materials, notes, records, drawings, inventions, improvements, developments and trade secrets (collectively, the “Inventions”) conceived, created, discovered, developed, prepared, made or suggested by Executive, solely or in collaboration with others, in or in connection with the performance of services hereunder or as a Consultant to the Company shall be solely and exclusively owned by the Company and that Executive shall have no property interest therein. Executive further agrees to assign (or cause to be assigned), without further consideration, and does hereby assign to the Company all of his right, title and interest, free and clear of all liens and encumbrances of any kind whatsoever, in and to all Inventions and all copyright or other proprietary rights therein or relating thereto.

(q) Further Acts. Upon the request of the Company, Executive shall execute all documents necessary to effectuate the assignment of his rights in the Inventions to the Company. In the event that any Invention, or any portion thereof, shall be deemed by the Company to be patentable or otherwise registrable anywhere in the world, Executive shall assist the Company to obtain letters patent or other applicable registrations thereon and shall execute all documents and do or cause to be done all other things necessary or proper to obtain letters patent or other applicable registrations and to vest in the Company full title thereto. In addition, Executive shall assist the Company to enforce any patent, copyright or other right or protection relating to any Invention, or any portion thereof, and shall execute all documents and do or cause to be done all other things necessary or proper in connection therewith.

7. Corporate Opportunities.

(a) Duty to Notify. During the Term of this Agreement, in the event that Executive shall become aware of any business opportunity related to the business of the Company (as described in Recitals, Section A above and as modified by the Company from time to time) Executive shall promptly notify the Board of Directors of such opportunity. Executive shall not appropriate for himself or for any other Person or entity other than the Company (or any Affiliate) any such opportunity unless, as to any particular opportunity, the Board of Directors fails to take appropriate action within thirty (30) days. Executive’s duty to notify the Board of Directors and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general laws relating to the fiduciary duties of an agent or employee.

(b) Failure to Notify. In the event that Executive fails to notify the Board of Directors or so appropriates any such opportunity without the express written consent of the Board of Directors, Executive shall be deemed to have violated the provisions of this Section notwithstanding the following:

(i) The capacity in which Executive shall have acquired such opportunity; or

(ii) The probable success in the hands of the Company of such opportunity.

8. No Prior Agreements. Executive hereby represents to the Company that to the best of his knowledge, the execution of this Agreement by Executive, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other Person or entity. To the extent that Executive had any oral or written employment agreement, consulting agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Executive and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

9. Representation. Executive acknowledges that he (a) has reviewed this Agreement in its entirety, and/or (b) has had an opportunity to obtain the advice of separate legal counsel prior to executing this Agreement, and (c) fully understands all provisions of this Agreement.

10. Assignment; Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal and professional qualifications, experience and skills. Executive agrees, therefore, that he cannot assign or delegate all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Executive. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Executive accepts employment with an Affiliate, unless Executive and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Executive, such assignment shall be considered a condition of employment by such new employer, and references to the “Company” in this Agreement shall be deemed to refer to such new employer.

11. Complete Agreement; Waiver; Amendment. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

12. Notice. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be given or made by personally delivering the same to or sending the same by prepaid certified or registered mail, return receipt requested, or by reputable overnight courier, or by facsimile machine to the party to which it is directed at the address set out on the signature page to this Agreement or at such other address as such party shall have specified by written notice to the other party as provided in this Section, and shall be deemed to be given if delivered personally at the time of delivery, or if sent by certified or registered mail as herein provided three (3) days after the same shall have been posted, or if sent by reputable overnight courier upon receipt, or if sent by facsimile machine as soon as the sender receives written or telephonic confirmation that the facsimile was received by the recipient and such facsimile is followed the same day by mailing by prepaid first class mail.

13. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 5(c) above. The Sections headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

14. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 5 and 6 hereof, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

15. Arbitration. Except as provided in Section 14 hereof, any unresolved dispute or controversy arising under or in connection with this Agreement or otherwise concerning Executive’s relationship with the Company, whether arising in contract, tort or otherwise, shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association applicable to the arbitration of employment disputes then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof, nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The arbitration proceeding shall be held in Boston, Massachusetts, or such other location as the parties mutually agree. Notwithstanding the foregoing, either party shall be entitled to seek injunctive or other equitable relief, including but not limited to that contemplated by Section 14 hereof, from any court of competent jurisdiction, without the need to resort to arbitration. Should judicial proceedings be commenced to enforce or carry out this provision or any arbitration award, the prevailing party in such proceedings shall be entitled to reasonable attorneys’ fees and costs in addition to other relief.

16. Governing Law and Governing Venue. Any or all disputes, disagreements, or litigation relating to or under terms of this Agreement, including any arbitration or litigation relating to any arbitration under Section 15, shall be litigated and/or arbitrated in the Commonwealth of Massachusetts, unless otherwise mutually agreed by the parties. In order to effectuate this provision, the parties expressly consent to personal jurisdiction in Massachusetts and to a Massachusetts venue. This Agreement shall in all respects be construed according to the substantive laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

18. Signatures. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.

{signature page follows}

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the date first above written.

STAR SCIENTIFIC, INC.

By:	/s/ PAUL L. PERITO
Name:	Paul L. Perito
Title:	Chairman, President and Chief Operating Officer

Address:	7475 Wisconsin Avenue Bethesda, Maryland 20814

EXECUTIVE

By:	/s/ CURTIS WRIGHT, MD, MPH
Name:	Curtis Wright, MD, MPH

Address:	21 Summit Avenue Rockport, Massachusetts 02140